Exhibit 3.1

AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PHILLIPS 66 PARTNERS LP
This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), dated as of July 26, 2013 (as amended, the “Partnership Agreement”), is entered into effective as of March 1, 2016 by Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners, considered as a whole, or any particular class of Partnership Interests as compared to other classes of Partnership Interests, in any material respect;
WHEREAS, Section 13.1(j) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may make any amendment that the General Partner determines to be necessary or appropriate to reflect and account for the investment by the Partnership in any other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a) of the Partnership Agreement;
WHEREAS, the Partnership has entered into that certain Contribution, Conveyance and Assumption Agreement by and among Phillips 66 Company, Phillips 66 Project Development Inc., the General Partner and the Partnership, dated February 17, 2016, whereby, through a series of transactions, the Partnership will acquire indirectly a 25% limited partner interest in Phillips 66 Sweeny Frac LP, a Delaware limited partnership (“P66 OpCo”), and 100% of the limited liability company interests in Phillips 66 Sweeny Frac GP LLC, a Delaware limited liability company and the general partner of P66 Opco (“Opco General Partner”);
WHEREAS, the General Partner has determined, pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary and appropriate to reflect and account for the investment by the Partnership in P66 OpCo and Opco General Partner, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a) of the Partnership Agreement; and

HN\1384708.5

WHEREAS, the General Partner has further determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that, if and to the extent any amendments set forth herein are not necessary or appropriate to reflect and account for the investment by the Partnership in P66 OpCo and Opco General Partner, such amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
Section 1.Amendments. Section 1.1 of the Partnership Agreement is hereby amended to amend and restate the following definition as follows:
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
Section 2.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
Section 4.Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

HN\1384708.5

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
PHILLIPS 66 PARTNERS GP LLC

By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

[Signature Page to Amendment No. 1 to PSXP Partnership Agreement]